Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We have issued our report dated November 24, 2025, with respect to the consolidated financial statements included in the Annual Report of Alico, Inc. on Form 10-K for the year ended September 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Alico, Inc. Forms S-8 (File No. 333- 208673 and File No. 333- 188736). /s/ GRANT THORNTON LLP Tampa, Florida November 24, 2025